Filed pursuant to Rule 424(b)(7)

Registration No. 333-193406

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated March 14, 2014)

MACATAWA BANK CORPORATION

6,922,508 Shares of Common Stock

This prospectus supplement No. 1 supplements the prospectus, dated March 14, 2014, including any amendments or supplements to it, related to the potential resale from time to time of up to 6,922,508 shares of our common stock, no par value, by selling shareholders named in the prospectus or in a prospectus supplement. The selling shareholders, or their transferees or other successors-in-interest, may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

You should read this prospectus supplement No. 1 in conjunction with the prospectus. This prospectus supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement No. 1 is qualified in its entirety by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 1 supersedes information contained in the prospectus.

Investing in our common stock involves risks.  See "Risk Factors" on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement No. 1 is May 7, 2014.

Selling Shareholders

The information appearing in the table below supplements and amends the table of selling shareholders and related footnotes under the heading “Selling Shareholders” in the prospectus by adding the information below with respect to a selling shareholder not previously identified in the prospectus. The information is based on information provided to us in a questionnaire by or on behalf of the shareholder listed below and is as of the date specified by the selling shareholder in that questionnaire.

The selling shareholder listed below does not have, and has not within the past three years had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Shares Beneficially Owned Prior to the Offering	Shares Being Registered for Resale	Shares Beneficially Owned After the Offering
Name of Selling Shareholder			Shares(1)	Percentage(1) (2)
Robert E. DenHerder, Trustee of the Robert DenHerder Trust	95,238	10,000	85,238	*

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*	Represents less than 1%

(1)	Assumes that the selling shareholder sells all of the shares offered for resale by this prospectus supplement No. 1.

(2)	Based on a total of 33,788,431 common shares outstanding as of May 7, 2014.